BACHE HALSEY STUART SHIELDS INCORPORATED
                                 100 Gold Street
                            New York, New York 10038

                                                                    May 17, 1979

To:

Gentlemen:

      Bache Halsey Stuart Shields Incorporated ("Bache") as the Distributor of the shares of Chancellor High Yield Fund, Inc. (the "Fund") as well as any other open-end investment company for which it is now or may become Distributor (hereinafter collectively referred to as Funds) understands that you are a member in good standing of the National Association of Securities Dealers, Inc. (your signature below shall constitute a representation of such membership, in good standing) and, on the basis of such understanding, invites you to become a Selected Dealer to distribute shares of these Funds on the following terms:

      1. You and ourselves agree to abide by the Rules of Fair Practice of the National Association of Securities Dealers, Inc. ("NASD") and all other federal and state rules and regulations that are now or may become applicable to transactions hereunder. Your expulsion or suspension from the NASD will automatically terminate this Agreement without notice. Bache may terminate this Agreement at any time upon notice.

      2. Orders for shares received from you and accepted by us will be at the public offering price applicable to each order, as established by the then effective prospectuses of the Funds. The procedure relating to the handling of orders shall be subject to instructions which we will forward from time to time to all Selected Dealers. All orders are subject to acceptance by us at 100 Gold Street, New York, N.Y. 10038, Attention: Chancellor Group, and we reserve the right in our sole discretion to reject any order. We also reserve the right to establish minimum orders for individual purchasers as well as for Selected Dealers.

      3. Selected Dealers will be allowed the concessions from the public offering price as set forth in the then current prospectuses of the Funds, or as may be determined by Bache. The Sales Charge and Dealer Concession may be changed at our discretion and we will advise you of any such change.

      4. You agree that your transactions in shares of the Funds will be limited to the purchase of shares from us for resale to your customers at the public offering price then in effect or for your own bonafide investment and to repurchases which are made in accordance with the procedures set forth in the then current prospectuses of the Funds.

      5. Except for sales pursuant to plans established by the Funds with an agent bank and providing for the periodic investment of new monies, orders will not be accepted for less than the number of shares or dollar amount set forth in the then current prospectuses of the Funds.



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      6. You agree that you will not withhold placing customers' orders so as to profit yourself as a result of such withholding.

      7. You agree to sell shares only to your customers at the applicable public offering price or to the Funds or us as Distributor for the Funds at net asset value, in each case determined as set forth in the Funds' prospectuses.

      8. An investor will be entitled to a reduction in Sales Charge on purchases made under a Letter of Intent in accordance with the Funds' then current prospectuses. In such a case, your Dealer's Concession will he paid based upon the Reduced Sales Charge, but adjustment to a higher Dealer's Concession will thereafter be made to reflect actual purchases by the investor if he should fail to fulfill his Letter of Intent.

      9. With respect to all Funds, settlement shall be made within five business days after our acceptance of the order. If payment is not so received or made, we reserve the right forthwith to cancel the sale, or, at our option, to sell the shares at the then prevailing net asset value in which latter case you agree to be responsible for any loss resulting to the Funds or to us from your failure to make payments as aforesaid.

      10. If any shares sold to you under the terms of this Agreement are redeemed by the Funds or repurchased for the account of the Funds or are tendered to the Funds for redemption or repurchase within seven business days after the date of our confirmation to you of your original purchase order therefor, you agree to pay forthwith to us the full amount of the concession allowed to you on the original sale and we agree to pay such amount to the Funds when received by us. We also agree to pay to the Funds the amount of our share of the Sales Charge on the original sale of such shares.

      11. If any shares are repurchased from you by the Funds, or by us for the account of the Funds, such shares shall be tendered in good order within ten business days. If shares are not tendered within such time period the right is reserved to cancel, at any subsequent time, the repurchase order or, at our option, to reacquire such number of shares at the net asset value next computed, in which latter case you will agree to be responsible for any loss resulting from your failure to deliver such shares.

      12. All sales will be subject to receipt of shares by us from the Funds. We reserve the right in our discretion without notice to you to suspend sales or withdraw any offering of shares entirely or to change the offering prices as provided in the prospectuses or, upon notice, to amend or cancel this Agreement, which shall be construed in accordance with the laws of the State of New York. You agree that any order to purchase shares of the Funds placed by you after notice of any such amendment has been sent to you shall constitute your agreement to any such amendment.

      13. No person is authorized to make any representation concerning any Fund or its shares except those contained in its effective prospectus and any such information as may be officially designated as information supplemental to the prospectus. In purchasing shares from us you shall rely solely on the representations contained in the effective prospectus and supplemental information above mentioned.

      14. We will supply to Selected Dealers additional copies of the then effective prospectuses in reasonable quantities upon request. All expenses incurred in connection with your activities under this Agreement shall be borne by you.

      15. In no transaction shall you have any authority whatever to act as agent of any of the Funds or of us or of any other Selected Dealer and nothing in this agreement shall constitute either of us the agent of the other or shall constitute you or any Fund the agent of the other. Except as otherwise indicated herein, all transactions in these shares between you and us are as principal, each for his own account. This Agreement shall not be assignable by you.




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      16. Any notice to you shall be duly given if mailed or telegraphed to you at your address as registered from time to time with the NASD. Any notice to Bache shall be sent to Box 332 / Peck Slip Station / N.Y., N.Y. 10038 /
Attention: Chancellor Group.

      17. This Agreement constitutes the entire agreement between Bache and the undersigned Selected Dealer and supercedes all prior oral or written agreements between the parties hereto.

                                   Sincerely,

                                        Bache Halsey Stuart Shields Incorporated


                                   by: _________________________________________

      The undersigned accepts your invitation to become a Selected Dealer and agrees to abide by the foregoing terms and conditions.

Signed, ______________________________ 19__


                                   _____________________________________________
                                                     (Selected Dealer)


                                   by: _________________________________________
                                                   (Authorized Signature)